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EXHIBIT 23(d)

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

        We have issued our report dated February 9, 2001, accompanying the consolidated financial statements included in the Annual Report of CCBT Financial Companies, Inc. for the year ended December 31, 2000. We consent to the use of the aforementioned report in the registration statement on Form S-4 filed by Banknorth Group, Inc. related to the registration of shares to be issued in connection with the acquisition of CCBT Financial Companies, Inc. by Banknorth Group, Inc., and to the use of our name as it appears under the caption "Experts."

                            /s/ GRANT THORNTON LLP

Boston, Massachusetts
January 21, 2004

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CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS